AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (this "Agreement") is made as of March 6, 1997, by and among CALIFORNIA WATER SERVICE COMPANY, a California corporation (the "Company"), CWSG MERGER COMPANY, a California corporation ("Merger Co."), and CALIFORNIA WATER SERVICE GROUP, a California corporation ("Holding Co."), with reference to the following facts:

A. The Company has authorized capital consisting of (i) 8,000,000 shares of Common Stock, with no par value ("Company Common Stock"), of which 6,309,570 shares are issued and outstanding; (ii) 380,000 shares of Preferred Stock, with par value of $25.00 per share ("Company Preferred Stock"), of which 139,000 shares of "Series C" are issued and outstanding.

B. Merger Co. has authorized capital consisting of 1,000 shares of Common Stock ("Merger Co. Common Stock") and 1,000 shares of Preferred Stock ("Merger Co. Preferred Stock"), of which 100 shares and 100 shares, respectively, are issued and outstanding and owned beneficially and of record by Holding Co.

C. Holding Co. has authorized capital consisting of 25,000,000 shares of Common Stock ("Holding Co. Common Stock"), of which 100 shares are issued and outstanding and owned beneficially and of record by the Company, and 380,000 shares of Preferred Stock ("Holding Co. Preferred Stock"), of which no shares are issued and outstanding and owned beneficially and of record by the Company.

D. The Boards of Directors of the respective parties hereto deem it advisable to merge Merger Co. with and into the Company in accordance with the California General Corporation Law ("California GCL") and this Agreement for the purpose of establishing Holding Co. as the parent corporation for the Company in a transaction intended to qualify for tax-free treatment.

NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties agree that (i) Merger Co. shall be merged with and into the Company, (ii) the Company shall be the corporation surviving such merger, and (iii) the terms and conditions of such merger, the mode of carrying it into effect, and the manner of converting and exchanging shares of capital stock shall be as follows:

ARTICLE 1
THE MERGER

1.1 The Merger. At the Effective Time as defined in Section 1.2 below, Merger Co. shall be merged with and into the Company (such merger shall be referred to hereinafter as the "Merger"), which shall continue its corporate existence as the surviving corporation (the Company and Merger Co. being sometimes referred to herein as the "Constituent Corporations" and the Company, as the surviving corporation, being sometimes referred to herein as the "Surviving Corporation"). The Merger shall have the effects set forth in Section 1107 of the California GCL and such other effects, if any, as are prescribed by law.

1.2 Effective Time. The Merger shall become effective at 11:59 p.m. on December 31, 1997, (the "Effective Time"). Following the satisfaction or waiver of all conditions set forth herein and subject to the rights of termination set forth herein, a copy of this Agreement, together with the requisite officers' certificates, shall be delivered as soon as practicable by the Company to the office of the Secretary of State of California for filing, as provided in Section 1103 of the California GCL.

1.3 Appropriate Actions. Prior to and after the Effective Time, Holding Co., the Company and Merger Co., respectively, shall take all such actions as may be necessary or appropriate in order to effectuate the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full title to all properties, assets, privileges, rights, immunities and franchises of either of the Constituent Corporations, the officers and directors of each of the Constituent Corporations as of the Effective Time shall take all such further action.

ARTICLE 2
TERMS OF CONVERSION AND EXCHANGE OF SHARES

At the Effective Time:

2.1 Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Merger shall be automatically changed and converted into two shares of Holding Co. Common Stock, which shall thereupon be issued and fully-paid and non-assessable.

2.2 Company Preferred Stock. Each share of the Company Preferred Stock ("Series C") issued and outstanding immediately prior to the Merger shall be automatically changed and converted into one share of Holding Co. Preferred Stock ("Series C") which shall thereupon be issued and fully-paid and non-assessable.

2.3 Merger Co. Shares. The shares of Merger Co. Common Stock and Merger Co. Preferred Stock issued and outstanding immediately prior to the Merger shall be automatically changed and converted, respectively, into all of the issued and outstanding shares of Common Stock and Preferred Stock ("Series C") of the Surviving Corporation, which shall thereupon be issued and fully-paid and non-assessable, with the effect that the number of issued and outstanding shares of Common Stock and Preferred Stock of the Surviving Corporation shall be the same as the number of issued and outstanding shares of Company Common Stock and Company Preferred Stock ("Series C"), respectively, immediately prior to the Effective Time.

2.4 Holding Co. Shares. Each share of Holding Co. Common Stock issued and outstanding immediately prior to the Merger shall be canceled.

ARTICLE 3
ARTICLES OF INCORPORATION AND BYLAWS

3.1 The Company's Restated Articles. From and after the Effective Time, and until thereafter amended as provided by law, the Restated Articles of Incorporation of the Company as in effect immediately prior to the Merger shall be and continue to be the Restated Articles of Incorporation of the Surviving Corporation.

3.2 The Company's Bylaws. From and after the Effective Time, and until thereafter amended as provided by law, the Bylaws of the Company as in effect immediately prior to the Merger shall be and continue to be the Bylaws of the Surviving Corporation.

ARTICLE 4
DIRECTORS AND OFFICERS

The persons who are directors and officers of the Company immediately prior to the Merger shall continue as directors and officers, respectively, of the Surviving Corporation and shall continue to hold office as provided in the Bylaws of the Surviving Corporation. If, at or following the Effective Time, a vacancy shall exist in the Board of Directors or in the position of any officer of the Surviving Corporation, such vacancy may be filled in the manner provided in the Bylaws of the Surviving Corporation.

ARTICLE 5
STOCK CERTIFICATES

5.1 Pre-Merger Company Common Stock Certificates and Company Preferred Stock Certificates. Following the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of Company Common Stock or Company Preferred Stock, as the case may be, may, but shall not be required to, surrender the same to Holding Co. for cancellation or transfer, and thereupon each such holder or transferee will be entitled to receive a certificate or certificates representing the same number of shares of Holding Co. Common Stock or Holding Co. Preferred Stock, as the case may be, as the shares of Company Common Stock or Company Preferred Stock previously represented by the stock certificate(s) so surrendered.

5.2 Outstanding Certificates. Until surrendered or presented for transfer in accordance with Section 5.1 above, each outstanding stock certificate which, prior to the Effective Time, represented Company Common Stock or Company Preferred Stock, as the case may be, shall be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of Holding Co. Common Stock or Holding Co. Preferred Stock, as the case may be, as though such surrender or transfer and exchange had taken place.

5.3 Company Stock Transfer Books. The stock transfer books for Company Common Stock and Company Preferred Stock shall be deemed to be closed at the Effective Time such that no transfer of shares of Company Common Stock and Company Preferred Stock outstanding prior to the Effective Time shall thereafter be made on such books.

5.4 Post-Merger Rights of Holders. Following the Effective Time, the holders of certificates representing Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to stock of the Surviving Corporation and their sole rights shall be with respect to the Holding Co. Common Stock or Holding Co. Preferred Stock, respectively, into which their shares of Company Common Stock or Company Preferred Stock shall have been converted in connection with the Merger.

5.5 Holding Co. Shares Issued in connection with the Merger. On or prior to the Effective Time, Holding Co. shall deliver to First National Bank of Boston as transfer agent (the "Transfer Agent") two or more certificates representing a number of shares of Holding Co. Common Stock equal to the difference between the number of shares of Holding Co. Common Stock outstanding pursuant to
Section 2.1 of this Agreement and the number of shares of Company Common
Stock outstanding immediately prior to the Effective Time. Promptly after the Effective Time, the Transfer Agent shall deliver to each record holder, as of the Effective Time, of Holding Co. Common Stock, a certificate or certificates representing the number of additional shares of Holding Co. Common Stock, to which such record holder is entitled to pursuant to Section
2.1 of this Agreement. Such new certificates shall bear such restrictive legends, if any, as are required to assure compliance with all applicable securities laws and the transfer of the shares represented thereby shall be restricted accordingly.

ARTICLE 6
CONDITIONS OF THE MERGER

Completion of the Merger is subject to the satisfaction of the following conditions:

6.1 Shareholder Approval. The principal terms of this Agreement shall have been approved by the affirmative vote by the holders of a majority of the shares of the Company Common Stock and the affirmative vote by the holders of a majority of the shares of Company Preferred Stock.

6.2 Holding Co. Common Stock Listed. The Holding Co. Common Stock to be issued and to be reserved for issuance pursuant to the Merger shall have been approved for listing, upon official notice of issuance, by the New York Stock Exchange.

6.3 CPUC Approval. The California Public Utilities Commission shall have approved the formation of a holding company structure for the Company pursuant to an agreement of merger in a form substantially similar to the Agreement.


ARTICLE 7
AMENDMENT AND TERMINATION

7.1 Amendment. Subject to applicable law, the parties to this Agreement, by mutual consent of their respective boards of directors, may amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing at any time before or after approval of this Agreement by the pre-Merger shareholders of the Company (as provided in Section 6.1 above).

7.2 Termination. This Agreement may be terminated and the Merger and other transactions provided for by this Agreement may be abandoned at any time, whether before or after approval of this Agreement by the pre-Merger shareholders of the Company, by action of the board of directors of the Company if such board of directors determines for any reason that the completion of the transactions provided for herein would for any reason be inadvisable or not in the best interests of the Company or its shareholders.


ARTICLE 8
MISCELLANEOUS

8.1 Approval of Holding Co. Shares. By its execution and delivery of this Agreement, the Company, as the sole pre-Merger shareholder of Holding Co., consents to, approves and adopts this Agreement and approves the Merger, subject to approval of this Agreement by the pre-Merger shareholders of the Company (as provided in Section 6.1 above).

8.2 Approval of Merger Co. Shares. By its execution and delivery of this Agreement, Holding Co., as the sole pre-Merger shareholder of Merger Co., consents to, approves and adopts this Agreement and approves the Merger, subject to approval of this Agreement by the pre-Merger shareholders of the Company (as provided in Section 6.1 above).


IN WITNESS WHEREOF, the Company, Holding Co. and Merger Co., pursuant to approval and authorization duly given by resolutions adopted by their respective boards of directors, have each caused this Agreement to be executed by its chairman of the board or its president or one of its vice presidents and by its secretary or one of its assistant secretaries.

CALIFORNIA WATER SERVICE COMPANY,
a California corporation

By: /s/  Peter C. Nelson
Its: President and Chief Executive Officer

By: /s/ Paul E. Ekstrom
Its: Corporate Secretary

CWSG MERGER COMPANY,
a California corporation

By: /s/  Peter C. Nelson
Its: President and Chief Executive Officer

By: /s/ Paul E. Ekstrom
Its: Corporate Secretary

CALIFORNIA WATER SERVICE GROUP,
a California corporation

By: /s/  Peter C. Nelson
Its: President and Chief Executive Officer

By: /s/ Paul E. Ekstrom
Its: Corporate Secretary



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